Rio de Janeiro, April 17, 2025.

Ladies and Gentlemen:

I am the General Counsel of Vale S.A. (“Vale”), a corporation organized and existing under the laws of the Federative Republic of Brazil (“Brazil”), and have acted as Brazilian counsel of Vale and Vale Overseas Limited (“Vale Overseas”), a wholly owned subsidiary of Vale organized and existing under the laws of the Cayman Islands, in connection with the preparation and filing by Vale and Vale Overseas, under the United States Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) relating to (i) unsecured debt securities of Vale (the “Vale Debt Securities”) and (ii) debt securities of Vale Overseas (the “Vale Overseas Debt Securities”) guaranteed by Vale (the “Guarantees”). The Vale Debt Securities, the Vale Overseas Debt Securities and the Guarantees (referred to collectively herein as the “Securities”) are to be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, at offering prices to be determined from time to time. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Registration Statement.

1.                In rendering the opinions set forth below, I have examined copies of the documents listed below:

(i)               the Registration Statement and the documents incorporated by reference therein;

(ii)             the by-laws of Vale as approved at Vale’s extraordinary general shareholders’ meetings held on December 21, 2022 and April 28, 2023;

(iii)           the minutes of Vale’s ordinary and extraordinary general shareholders’ meetings dated as of April 28, 2023, September 22, 2023 and November 14, 2024, at which the current members of Vale’s Board of Directors were appointed;

(iv)            the minutes of Vale’s Board of Directors’ meetings dated as of May 23, 2024, August 26, 2024, September 20, 2024, October 24, 2024 and November 11, 2024 at which the current executive officers of Vale were appointed;

(v)             the indenture, dated as of August 4, 2021, between Vale, as issuer, and The Bank of New York Mellon, as trustee (“Vale Indenture”), attached as an exhibit to the Registration Statement; and

(vi)            the amended and restated indenture, dated as of August 4, 2021, among Vale Overseas, as issuer, Vale, as guarantor, and The Bank of New York Mellon, as trustee (“Vale Overseas Indenture”), attached as an exhibit to the Registration Statement.

The Vale Indenture and the Vale Overseas Indenture are collectively referred to herein as the “Indentures”.

2.                I have also examined the records, agreements, instruments and documents and made such investigations of law as I have deemed relevant or necessary as the basis for the opinions hereinafter expressed. I have also assumed, for purposes of the opinions expressed herein, that:

(i)               no provision of each of the Indentures and of the Securities conflicts with or is otherwise invalid, illegal or unenforceable under the laws of any jurisdiction (other than Brazil); and

(ii)             at the time of the execution and delivery of the Indentures and of the Securities, they will have been duly authorized pursuant to applicable law (other than Brazilian law).

3.                I have also assumed, without any independent investigation or verification of any kind, the validity, legality, binding effect and enforceability of the Indentures and of the Securities under the laws of the State of New York and the Cayman Islands, as the case may be.

4.                I have further assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the SEC describing the Securities offered thereby; (iii) all Securities will be authorized, issued and sold in compliance with all applicable laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (iv) a definitive underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by Vale and/or Vale Overseas and the other parties thereto. Furthermore, I have assumed (a) the due organization and valid existence of all parties (other than Vale) to the Indentures under the laws of the countries of their respective incorporation; (b) that the Indentures and the Securities will have been duly authorized and validly executed and delivered by the parties thereto (other than Vale); (c) that the performance thereof is within the capacity and powers of the parties thereto (other than Vale); and (d) the genuineness of all signatures on original or certified copies of all persons other than the representatives of Vale, the authenticity of documents submitted to me as originals and the conformity to original of all copies submitted to me as certified or reproduction copies.

5.                My opinions are delivered on the basis of my professional legal judgment and on the basis of the knowledge and investigation of the Vale’s Legal Department, which I oversee.

6.                My opinions are limited to the laws of Brazil as of the date hereof. In particular, I have made no independent investigation of the laws of the State of New York, as the governing law of the Indentures, and I do not express or imply opinions on such laws.

7.                Based upon the foregoing and subject to the qualifications and limitations set forth herein, I am of the opinion that, on the date hereof:

(i)               Vale has been duly incorporated and is validly existing as a sociedade anônima under the laws of Brazil;

(ii)             Vale has the corporate power to, and all necessary corporate action has been taken to, execute, deliver and file the Registration Statement; and

(iii)           in connection with the issue, offer and sale of the Vale Debt Securities and the Guarantees and the performance of Vale’s obligations thereunder, when (a) all necessary corporate actions have been taken by Vale to approve the issuance and terms of the Vale Debt Securities and the Guarantees, and the terms of the offering and related documents and matters, and (b) the Indentures and the Guarantees have been duly executed, authenticated, issued and delivered in accordance with their respective provisions, and, in the case of the Guarantees, with the provisions of the Vale Overseas Indenture, and in accordance with the applicable definitive underwriting agreement upon payment of the consideration therefor provided for therein, the Vale Debt Securities and the Guarantees will be duly authorized, executed and delivered and will be a valid and binding obligation of Vale.

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8.                The foregoing opinions are subject to the following qualifications:

(i)               To ensure the enforceability or the admissibility in evidence of the Indentures and any other document required by any Brazilian court to be furnished: (a) the signatures of the parties thereto signing outside Brazil must be notarized by a notary public licensed as such under the law of the place of signing; (b) the signature of the notary must be certified by a consular official of Brazil having jurisdiction to provide for such action or be apostilled in accordance with the Convention Abolishing the Requirement of Legalization for Foreign Public Documents; and (c) the Indentures and any other documents or instruments prepared in a language other than Portuguese (whether signed abroad or not) must be translated into Portuguese by a sworn translator, except if such procedures were exempted by an international treaty entered into by Brazil; absent such notarization and authentication, the Indenture and any other documents or instruments prepared in a language other than Portuguese, together with its respective sworn translation, must be registered with the appropriate Registry of Deeds and Documents (for which certain translation and registration fees would apply), which may be done immediately prior to any such enforcement or presentation;

(ii)             Any judgment against Vale for the payment of certain sum of money rendered by any Federal or State Court in the City, County and State of New York in respect of the Indentures or of the Securities should be recognized in the courts of Brazil, and such courts would enforce such judicial decision without retrial or re-examination of the merits of the original decision only if such judicial decision has been previously ratified by the Superior Court of Justice (Superior Tribunal de Justiça); which ratification is available only if the judicial decision: (a) is for the payment of a sum certain of money; (b) fulfills all formalities required for its enforceability under the laws of the State of New York, (c) was issued by a competent court after proper service of process was properly made on the parties, which service of process must comply with Brazilian law if made in Brazil, or, after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law, (d) is final and, therefore, not subject to appeal, (e) does not violate a final and appealable decision issued by a Brazilian Court and does not violate the exclusive jurisdiction of the Brazilian judiciary authority, (f) was authenticated by a Brazilian consulate in the State of New York or is duly apostilled in accordance with the Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated as of October 5, 1961, pursuant to Decree No. 8,660 dated as of January 29, 2016 and is accompanied by a certified sworn translation thereof into Portuguese prepared by a sworn translator, except if such procedure was exempted by an international treaty entered into by Brazil, (g) was translated by a sworn translator registered in Brazil, except if such procedure was exempted by an international treaty entered into by Brazil, and (h) is not contrary to Brazilian national sovereignty, public order or good morals;

(iii)           Any documents in a foreign language (including without limitation documents relating to any foreign judgment) to be admitted in Brazilian courts or any other Brazilian public authority will have to be translated into Portuguese by a sworn translator (for which translation certain fees would apply);

(iv)            Pursuant to the regulations of the Brazilian Central Bank relating to foreign exchange and capital, individuals and legal entities may enter into transactions for the purchase and sale of foreign currency, without limitation on amount, with due regard for the terms and conditions of the regulation and the validity of the specific transaction, based on the economic grounds and liabilities defined in the respective document. In accordance therewith, Vale may remit funds in foreign currency to cover financial obligations assumed by offshore subsidiaries. Furthermore, pursuant to regulations of the Brazilian Central Bank, it is possible for the Brazilian guarantor to deposit the corresponding amount in Brazilian currency at a non-resident account held in Brazil by the foreign creditor, which would then be able to freely convert such funds into foreign currency for remittance abroad;

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(v)             Any amounts to be paid under the Vale Debt Securities and/or the Guarantees in excess of the amounts provided for in the Indentures or in the Guarantee, if any, will depend on the analysis of the legality and economic grounds by the Brazilian commercial bank chosen to implement the relevant foreign exchange control transactions or, as the case may be, pursuant to a special authorization and/or registration to be obtained from the Brazilian Central Bank, which authorization and/or registration will be granted at the Brazilian Central Bank’s sole discretion;

(vi)            Certain payments in U.S. Dollars by Vale in connection with the Indenture or the Securities may be subject to Vale obtaining the applicable authorization of the Brazilian Central Bank for remittance thereof, including the Foreign Capital Information Reporting System – External Credit (Sistema de Prestação de Informações de Capital Estrangeiro – Crédito Externo – “SCE”);

(vii)          The enforceability of the Indentures and of the Securities is limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or limiting creditors’ rights generally or by general equitable principles, and, in the event of a bankruptcy of Vale, certain credits, such as credits for salaries, wages, social security and taxes, will have preference over any claims, including secured ones;

(viii)        In case of bankruptcy, all credits denominated in foreign currency shall be converted into local currency at the exchange rate prevailing on the date of the issuance of the decision declaring the bankruptcy, and the amount so determined shall be the amount so considered for any payments to creditors in the bankruptcy;

(ix)            In the event that any suit is brought against Vale under or in connection with the Vale Debt Securities and/or the Guarantees, service of process upon Vale, if made in Brazil, must be effected in accordance with Brazilian law;

(x)             The enforceability of the Indentures or any related documents in the courts of Brazil is subject to the payment of certain expenses and court fees;

(xi)            Any judgment obtained against Vale in the courts of Brazil in respect of any sum payable by it under the Vale Debt Securities and/or the Guarantees will be expressed in the Brazilian currency equivalent of the U.S. dollar amount of such sum;

(xii)          Under Brazilian laws, properties and assets of a public concessionaire bound to the performance of the applicable concession agreement are not subject to attachment, either prior to judgment, in aid of execution, or otherwise; and

(xiii)        Under Brazilian law, injunctive relief may or may not be granted at the discretion of the Brazilian courts.

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9.                I express no opinion as to any agreement, instrument or other document other than as specified in this letter.

10.             I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the prospectus constituting part of the Registration Statement and in any prospectus supplements related thereto under the caption “Validity of the Securities” as general counsel of Vale. I further consent to the incorporation by reference of this opinion into any registration statement or post-effective amendment filed pursuant to Rule 462(b) or Rule 462(e) under the Securities Act of 1933, as amended, with respect to the securities registered in the Registration Statement.

11.             I am qualified to practice law in Brazil only, and I do not express any opinion in respect of any laws of any other jurisdiction. This opinion is based upon and limited in all respects to the law applicable in Brazil as presently published, existing and in force.

12.             I expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein as specified above of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time should seek advice of its counsel as to the proper application of this letter at such time. This opinion may be relied upon, as of the date rendered, only by you and no other person may rely upon this opinion without my prior written consent.

Very truly yours,

/s/ Alexandre Silva D’Ambrosio
Alexandre Silva D’Ambrosio
General Counsel of Vale S.A.

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